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                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT

PRIMEDIA Inc.:

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-38451 of PRIMEDIA Inc. (formerly known as K-III Communications Corporation) on Form S-4 of our report dated January 29, 1997 (November 28, 1997 as to Note
26), appearing in the Prospectus, which is part of this Registration Statement, and of our report dated January 29, 1997 (November 28, 1997 as to Note 26) relating to the financial statement schedules appearing elsewhere in this Registration Statement.

We also consent to the reference to us under the heading "Experts" in such Prospectus.

DELOITTE & TOUCHE LLP

New York, New York

December 15, 1997